Exhibit 10.1

                                PROMISSORY NOTE

$29,411.75                                           Louisville, Kentucky
                                                          January 1, 1996


   For value received DATAGUARD RECOVERY SERVICES, INC. ("Maker"), promises to pay to the order of RICHARD W. SMITH ("Payee") the principal amount of Twenty-nine Thousand Four Hundred Eleven Dollars Seventy-five Cents ($29,411.75) on December 31, 1996.

   This note shall bear interest at the annual rate of ten percent (10%) on the principal balance remaining unpaid from time to time. Accrued interest shall be payable on the first day of the first three calendar quarters in 1996 and on December 31, 1996.

   The Maker shall prepay this note by 25 percent of the Maker's cash flow, (defined as income before income taxes plus amortization and depreciation, but less all principal payments on the Company's capital lease obligations), for any quarter in which the Maker's cash flow is positive.

   If any payment to be made under this note is not made when the payment becomes due, then at the option of the Payee the entire unpaid principal of this note plus accrued but unpaid interest shall become immediately due and payable without notice or demand of any kind.

   The Maker of this note may prepay all or any part of the indebtedness evidenced by this note without penalty or premium.

   If there is any default under this note, and this note is placed in the hands of an attorney for collection, or is collected through any court, including any bankruptcy court, the Maker promises to pay to the order of Payee, the Payee's reasonable attorneys' fees and court costs incurred in collecting or attempting to collect this note, to the extent allowed by the laws of the Commonwealth of Kentucky.

   This note has been delivered in, and shall be governed by and construed in accordance with, the laws (including, without limitation, the conflict of law rules) of the Commonwealth of Kentucky.

   All parties to this instrument, whether makers, sureties, guarantors, endorsers, accommodation parties or otherwise, shall be jointly and severally bound, and jointly and severally waive presentment, demand, notice of dishonor, protest, notice of protest, notice of nonpayment or nonacceptance and any other notice and all due diligence or promptness that may otherwise be required by law, and all exemptions to which they may now or hereafter be entitled under the laws of the Commonwealth of Kentucky or of the United States of America or any state thereof. The Payee may, with or without notice to any party, and without affecting the obligations of any maker, surety, guarantor, endorser, accommodation party or any other party to this note (1) extend the time for payment of either principal or interest from time to time, (2) release or discharge any one or more parties liable on this note, (3) suspend the right to enforce this note with respect to any persons, (4) change, exchange or release any property in which the holder has any interest security this note, (5) justifiably or otherwise, impair any collateral securing this note or suspend the right to enforce against any such collateral, and (6) at any time it deems it necessary or proper, call for and should it be made available, accept, as additional security, the signature or signatures of additional parties or a security interest in property of any kind or description or both.

   This note has been delivered in and shall be governed by and construed in accordance with, the laws (including, without limitation, the conflicts of law rules) of the Commonwealth of Kentucky.

                  DATAGUARD RECOVERY SERVICES, INC.

                  By: /s/ Richard W. Smith
                      Richard W. Smith, President